Exhibit 10.13

RALPH LAUREN CORPORATION
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the latest date shown on the signature page hereto and is made effective as of the 7th day of April, 2014 (the "Effective Date"), by and between Ralph Lauren Corporation, a Delaware corporation (the "Corporation"), and Valerie Hermann (the "Executive").
WHEREAS, the Corporation has presented Executive with an offer letter dated January 15, 2014 ("Offer Letter"), which is attached to and incorporated into this Agreement as Exhibit 1;
NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT

1.1Employment Term. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein and pursuant to the terms of the Offer Letter. The employment of the Executive by the Corporation shall be effective as of the date hereof and continue until the close of business on June 30, 2017 (the "Term"), unless terminated earlier in accordance with Article II hereof. For the avoidance of doubt, the Executive will not perform any duties for or on behalf of the Corporation prior to the Effective Date.

1.2Position and Duties. During the Term the Executive shall faithfully, and in conformity with the directions of the Board of Directors of the Corporation and any Committee thereof (the "Board") or the management of the Corporation ("Management"), perform the duties of her employment commensurate with her position as set forth in the Offer Letter, and shall devote to the performance of the duties her full time and attention. During the Term the Executive shall serve in such position designated in the Offer Letter. During the Term, the Executive may engage in outside activities provided those activities do not conflict with the duties and responsibilities enumerated hereunder, and provided further that the Executive receives written approval in advance from Management for any outside business activity that may require significant expenditure of the Executive's time in which the Executive plans to become involved, whether or not such activity is pursued for profit. The Executive shall be excused from performing any services hereunder during periods of temporary incapacity and during vacations in accordance with the Corporation's disability and vacation policies.

1.3Place of Performance. The Executive shall be employed at the principal offices of the Corporation located in New York, New York, except for required travel on the Corporation's business. This Agreement is contingent upon Executive obtaining the proper work authorization to be lawfully employed in the United States, subject to the provisions in the Offer Letter, and her continuing to maintain such work authorization during the Term.

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1.4Compensation and Related Matters.

(a)Base Compensation. In consideration of her services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate of not less than nine hundred thousand dollars ($900,000) ("Base Compensation"), less applicable withholdings. Executive's Base Compensation shall be subject to such increases as may be approved by the Board or Management. The Base Compensation shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.

(b)Bonus. Executive shall receive the Sign-On Bonus referred to in the Offer Letter in the amounts and at the time specified therein. During the Term, the Executive shall have the opportunity to earn an annual bonus in accordance with any annual bonus program the Corporation maintains that would be applicable to the Executive and consistent with the provisions of the Offer Letter.

(c)Stock Awards. Executive shall receive the one-time stock award in the form of Restricted Stock Units referred to in the Offer Letter in the aggregate amount and at the time and with the vesting conditions specified therein. During the Term, the Executive shall be eligible to participate in the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan (the "Incentive Plan") consistent with the provisions of the Offer Letter. All grants to the Executive of stock options, restricted share units ("RSUs"), and restricted performance share units ("RPSUs"), if any, are governed by the terms of the Incentive Plan and are subject, in all cases, to approval by the Compensation & Organizational Development Committee of the Board of Directors in its sole discretion.

(d)Transportation Allowance. During the Term, the Corporation shall pay Executive a transportation allowance in the amount of one thousand five hundred dollars ($1,500) per month, payable consistent with the Corporation's normal payroll practices.

(e)Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

(f)Vacations. During the Term, the Executive shall be entitled to the number of weeks of vacation set forth in the Offer Letter, to be administered in accordance with the Corporation's vacation program. The Executive shall also be entitled to all paid holidays given by the Corporation to its U.S. employees.

(g)Other Benefits. The Executive shall be entitled to participate in all of the Corporation's employee benefit plans and programs in effect during the Term as would by their terms be applicable to the Executive, including, without limitation, any life insurance plan, medical insurance plan, dental care plan, accidental death and disability plan, and sick/personal leave program. The Corporation shall not make any changes in such plans or programs that would adversely affect the Executive's benefits thereunder, unless such change occurs pursuant to a plan or program applicable to other similarly situated employees of the Corporation and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with other similarly situated employees of the Corporation. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or program

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presently in effect or made available in the future shall be in lieu of the Base Compensation or any bonus payable under Sections 1.4(a) and 1.4(b) hereof.

ARTICLE II
TERMINATION OF EMPLOYMENT

2.1Termination of Employment. The Executive's employment may terminate prior to the expiration of the Term under the following circumstances:

(a)Without Cause. The Executive's employment shall terminate upon the Corporation notifying the Executive that her services will no longer be required.

(b)Death. The Executive's employment shall terminate upon the Executive's death.

(c)Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent and unable to perform the duties hereunder on a full-time basis for an entire period of six consecutive months, the Executive's employment may be terminated by the Corporation following such six-month period.

(d)Cause. The Corporation may terminate the Executive's employment for Cause. For purposes hereof, "Cause" shall mean:

(i)intentional failure by the Executive to perform the duties of the Executive hereunder (other than due to disability as defined in 2.1(c)), provided that the conduct described in this Section 2.1(d)(i) shall not constitute Cause unless and until such failure by Executive to perform her duties hereunder has not been cured to the satisfaction of the Corporation, in its sole discretion, within fifteen (15) days after notice of such failure has been given by the Corporation to Executive; or

(ii)an act of fraud, embezzlement, theft, breach of fiduciary duty, or any other material misconduct or any violation of law (other than a traffic violation) committed by the Executive; or

(iii)any intentional action by the Executive causing material damage to the Corporation, or misappropriation of the Corporation assets; or

(iv)the Executive's wrongful disclosure of material confidential information of the Corporation or any of its affiliates; or

(v)the Executive's breach of Section 5.7 herein or the Executive's engagement in any competitive activity which would constitute a breach of this Agreement and/or of the Executive's duty of loyalty; or

(vi)the Executive's breach of any material employment policy of the Corporation, including, but not limited to, conduct relating to falsification of business records, violation of the Corporation's code of business conduct & ethics, harassment, creation of a hostile work environment,

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excessive absenteeism, insubordination, material violation of the Corporation's policy on drug & alcohol use, or violent acts or threats of violence; provided that if the conduct described in this Section 2.1(d)(vi) is curable as determined by the Corporation in its sole discretion, such conduct shall not constitute Cause unless and until such failure by Executive to perform her duties hereunder has not been cured to the satisfaction of the Corporation, in its sole discretion, within fifteen (15) days after notice of such breach has been given by the Corporation to Executive.

(vii)performance by the Executive of her employment duties in a manner deemed by the Corporation, in its sole discretion, to be grossly negligent.

(viii)the commission of any act by the Executive, whether or not performed in the workplace, which subjects the Corporation to public ridicule or embarrassment, or is materially detrimental or damaging to the Corporation's reputation, goodwill, or relationships with its customers, suppliers, vendors, licensees or employees.

(e)Voluntary Termination. The Executive may voluntarily terminate the Executive's employment with the Corporation at any time, with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean a termination of employment by the Executive within one hundred and fifty days (150) days following the occurrence of (A) a material diminution in or adverse alteration to Executive's title, base salary, position, or duties, (B) the relocation of the Executive's principal office outside the area which comprises a fifty (50) mile radius from New York City or to a city in which the principal executive offices of the Corporation are not then located, (C) a failure of the Corporation to comply with any material provision of this Agreement, or (D) the Corporation requires Executive to report to anyone other than the Corporation's Chief Executive Officer or the Board, provided that the events described in clauses (A), (B), (C), and (D) above shall not constitute Good Reason (1) until the Executive provides written notice to the Corporation of the existence of such diminution, alteration, relocation, failure, or reporting change within sixty (60) days of its occurrence (or, with respect to subpart (C), Executive becoming aware of such failure, if later) and (2) unless such diminution, alteration, relocation, failure, or reporting change (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Corporation.

2.2Date of Termination. The date of termination shall be:

(a)if the Executive's employment is terminated by the Executive's death, the date of the Executive's death;

(b)if the Executive's employment is terminated by reason of Executive's disability pursuant to Section 2.1(c) or by the Corporation pursuant to Sections 2.1(a) or 2.1(d), the date specified by the Corporation; and

(c)if the Executive's employment is terminated by the Executive, the date on which the Executive notifies the Corporation of her termination.

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2.3Effect of Termination of Employment.

(a)If the Executive's employment is terminated by the Corporation pursuant to Section 2.1(a), or if the Executive resigns for Good Reason pursuant to Section 2.1(e), the Executive shall only be entitled to the following:

(i)Severance. Subject to Section 2.3(a)(vi) and Section 4.1(a) hereof, the Corporation shall: (a) beginning with the first payroll period following the 30th day following the date of termination of Executive's employment, continue to pay the Executive, in accordance with the Corporation's normal payroll practice, her Base Compensation, as in effect immediately prior to such termination of employment, for the one-year period commencing on the date of such termination (the "Severance Period"), provided that the initial payment shall include Base Compensation amounts for all payroll periods from the date of termination through the date of such initial payment; and (b) pay to the Executive, on the last business day of the Severance Period, an amount equal to 150% of Executive's Base Compensation, as in effect immediately prior to such termination of employment. Under no circumstances shall the Executive be entitled to any bonus payment for the fiscal year in which her employment is terminated. Notwithstanding the foregoing, in order to receive any severance benefits under this Section 2.3(a)(i), the Executive must sign and not timely revoke a release and waiver of claims against the Corporation, its successors, affiliates, and assigns, in the Corporation's generally applicable form, on or prior to the 30th day following the date of termination of Executive's employment.

(ii)Bonus Awards. The Executive shall receive any unpaid annual bonus pursuant to Section 1.4(b) hereof for any fiscal year of the Corporation ended prior to the effective date of termination, payable on the date such bonus would otherwise have been paid had the termination not occurred.

(iii)Stock Awards. The Executive's rights with respect to any stock options, RPSUs and RSUs provided to the Executive by the Corporation shall be governed by the provisions of the Corporation's Incentive Plan and the respective award agreements, if any, under which such awards were granted, except as provided in Section 4.1(a).

(iv)Welfare Plan Coverages. The Executive shall continue to participate during the Severance Period in any group medical or dental insurance plan she participated in prior to the date of her termination, under substantially similar terms and conditions as an active employee; provided that participation in such group medical or dental insurance plan shall only continue for as long as permitted under COBRA and further, shall correspondingly cease at such time as the Executive (a) becomes eligible for a future employer's medical and/or dental insurance coverage (or would become eligible if the Executive did not waive coverage) or (b) violates any of the provisions of Article III as determined by the Corporation in its sole discretion. Notwithstanding the foregoing, the Executive may not continue to participate in such plans on a pre-tax or tax-favored basis.

(v)Retirement Plans. Without limiting the generality of the foregoing, it is specifically provided that the Executive shall not accrue additional benefits under any pension plan of the Corporation (whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended) during the Severance Period.

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(vi)Section 409A. Notwithstanding any provision in this Agreement to the contrary, no amounts shall be payable pursuant to Sections 2.3(a), 2.4 or 4.1(a) unless the Executive's termination of employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations. If the Executive is determined to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended, and the rules and regulations issued thereunder (the "Code"), then no payment that is payable under Sections 2.3(a)(i), 2.4 or 4.1(a) hereof (the "Severance Payment") on account of Executive's "separation from service" shall be made before the date that is at least six months after the Executive's "separation from service" (or if earlier, the date of the Executive's death), but rather all such payments shall be made on the date that is five business days after the expiration of that six month period, if and to the extent that the Severance Payment constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. For the avoidance of doubt, no portion of the Severance Payment, excluding any amount payable pursuant to Section 2.4 to which the preceding sentence applies, shall be delayed for six months after the Executive's "separation from service" if such portion (x) constitutes a "short term deferral" within the meaning of Section 1.409A-1(a)(4) of the Department of Treasury Regulations, or (y) (A) it is being paid due to the Corporation's termination of the Executive's employment without Cause or the Executive's termination of employment for Good Reason; (B) it does not exceed two times the lesser of (1) the Executive's annualized compensation from the Corporation for the calendar year prior to the calendar year in which the termination of the Executive's employment occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive's employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a "separation from service." For purposes of Section 409A of the Code, the Executive's right to receive installment payments pursuant to Section 2.3(a), 2.4 or 4.1 shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of any expense under Section 1.4(e) or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive's right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. The determination of whether the Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive's separation from service shall be made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b)If the Executive's employment is terminated by reason of the Executive's death or disability, pursuant to Sections 2.1(b) or 2.1(c), the Executive (or the Executive's designee or estate) shall only be entitled to (i) any compensation or other payments pursuant to Section 1.4 hereof due to Executive but unpaid through the date of such termination; and (ii) whatever welfare plans benefits are available to the Executive pursuant to the welfare plans the Executive participated in prior to such termination, and (iii) whatever stock awards may have been provided to the Executive by the Corporation the terms of which shall be governed by the provisions of the Corporation's Incentive Plan and the respective award agreements, if any, under which such stock awards were provided.

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(c)If the Executive's employment is terminated by the Corporation for Cause or by the Executive without Good Reason (as defined in Section 2.1(e)), the Executive shall receive only that portion of the Executive's then current Base Compensation payable through the Executive's termination date. The Executive's rights with respect to any stock awards provided to the Executive by the Corporation shall be governed by the provisions of the Corporation's Incentive Plan and the respective award agreements, if any, under which such stock awards were provided.

2.4Effect of Non-Renewal.    If the Corporation elects not to offer to renew this Agreement upon substantially similar material terms (but not including the One-Time Sign-On Awards set forth in the Offer Letter), and if Executive consequently continues to be employed by the Corporation beyond the Term, such employment shall be "at will," and Executive shall be eligible to participate in any compensation, equity, and benefit plans then maintained by the Corporation that would be applicable to Executive. If the Corporation terminates Executive's employment without Cause as defined herein, or if Executive resigns, in either case at any time within the twelve (12) month period following expiration of the Term, Executive will receive a severance payment equal to twelve (12) months of Executive's base compensation, less applicable withholdings, provided Executive executes a release agreement in the Corporation's generally applicable form on or prior to the 30th day following the date of termination of Executive's employment. This amount will be paid in accordance with the Corporation's normal payroll practices, beginning with the first payroll period following the 30th day following the date of termination of Executive's employment, and Executive will not be eligible to receive any other severance amounts from the Corporation.

ARTICLE III
COVENANTS OF THE EXECUTIVE

3.1Non-Compete.

(a)The Corporation and the Executive acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) the Executive will use and have access to proprietary and valuable Confidential Information (as defined in Section 3.2 hereof) during the course of the Executive's employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, except as hereinafter noted, or as consented to by the Corporation in writing, the Executive covenants and agrees that during the Term, and for the remainder of such Term following the termination of Executive’s employment, the Executive shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, consultant, stockholder or otherwise) to a “Competing Business.” For purposes hereof, “Competing Business” shall mean any business engaged in the designing, marketing or distribution of premium lifestyle products, including but not limited to apparel, home, accessories and fragrance products, which competes in any material respects with the Corporation or any of its subsidiaries, affiliates or licensees, and shall include, without limitation, those brands and companies that the Corporation and the Executive have jointly designated in writing on the date hereof, which is incorporated herein by reference and which is attached as Schedule A, as being in competition with the Corporation or any of its subsidiaries, affiliates or licensees as of the date hereof. Thus, Executive specifically

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acknowledges that Executive understands that, except as provided in Section 3.1(b) she may not become employed by any Competing Business in any capacity during the Term.

(b)The non-compete provisions of this Section shall no longer be applicable to Executive if she has been notified pursuant to Section 2.1(a) hereof that her services will no longer be required during the Term or if the Executive has terminated her employment for Good Reason pursuant to Section 2.1(e) or if the Corporation elects in its sole discretion not to extend the Term for any reason other than for Cause.

(c)It is acknowledged by the Executive that the Corporation has determined to relieve the Executive from any obligation of non-competition for periods after the Term, and/or if the Corporation terminates the Executive's employment under Section 2.1(a) or if the Executive has terminated her employment for Good Reason pursuant to Section 2.1(e) or if the Corporation elects in its sole discretion not to extend the Term for any reason other than for Cause. In consideration of that, and in consideration of all of the compensation provisions in this Agreement (including the potential for the award of stock options and/or RPSUs that may be made to the Executive), Executive agrees to the provisions of Section 3.1 and also agrees that the non-competition obligations imposed herein are fair and reasonable under all the circumstances.

3.2Confidential Information.

(a)The Corporation owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information as described below which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Corporation and/or its affiliates, subsidiaries and licensees to Executive, but also information developed or learned by Executive during the course of, or as a result of, employment hereunder, which information Executive acknowledges is and shall be the sole and exclusive property of the Corporation. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Corporation is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Corporation. Whether or not such information is specifically labeled as Confidential Information by the Corporation is not determinative. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Corporation and/or its subsidiaries, affiliates or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Executive's personal knowledge and know-how relating to merchandising and business techniques not proprietary to or confidentially held by the Corporation which Executive has developed over her career in the apparel business, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law

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or regulation (provided that Executive provides the Corporation with prior notice of the contemplated disclosure and reasonably cooperates with the Corporation at the Corporation's expense in seeking a protective order or other appropriate protection of such information).

(b)Executive acknowledges and agrees that in the performance of her duties hereunder the Corporation will from time to time disclose to Executive and entrust Executive with Confidential Information. Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Corporation's interests, and an improper disclosure of trade secrets. Executive agrees that she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of her assigned duties and for the benefit of the Corporation, any Confidential Information, either during her Term of employment or thereafter.

(c)The Executive agrees that upon leaving the Corporation's employ, the Executive shall not take with the Executive any software, computer programs, disks, tapes, research, development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Corporation, its subsidiaries, affiliates or licensees.

(d)During the Term, Executive shall disclose to the Corporation all designs, inventions and business strategies or plans developed for the Corporation, including without limitation any process, operation, product or improvement. Executive agrees that all of the foregoing are and shall be the sole and exclusive property of the Corporation and that Executive shall at the Corporation's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Corporation.

3.3Non-Solicitation of Employees. The Executive covenants and agrees that during the Term, and for the remainder of such Term following the termination of Executive's employment for any reason whatsoever hereunder, the Executive shall not directly or indirectly solicit or influence any other employee of the Corporation, or any of its subsidiaries, affiliates or licensees, to terminate such employee's employment with the Corporation, or any of its subsidiaries, affiliates or licensees, as the case may be, or to become employed by a Competing Business. As used herein, "solicit" shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.

3.4Nondisparagement. The Executive agrees that during the Term and thereafter whether or not she is receiving any amounts pursuant to Sections 2.3 and 4.1, the Executive shall not make any statements or comments that reasonably could be considered to harm the business or reputation of the Corporation or any of its subsidiaries, affiliates or licensees, the Board or any officer of the Corporation or any of its subsidiaries, affiliates or licensees; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, or (ii) statements in response to an inquiry from a court or regulatory body.

3.5Remedies.

(a)The Executive acknowledges and agrees that in the event the Corporation reasonably determines that the Executive has breached any provision of this Article III, that such conduct will constitute a failure of the consideration for which stock awards had been previously granted to the

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Executive or could be awarded in the future to Executive, and notwithstanding the terms of any stock award agreement, plan document, or other provision of this Agreement to the contrary, the Corporation may in its sole discretion notify the Executive that all unexercised stock options, RPSUs and restricted stock units that Executive has are forfeited. Further, the Executive shall immediately forfeit the right to receive any further grants of or vest any further in any unvested stock options, unvested restricted stock units or unvested RPSUs of the Corporation at the time of such notice and Executive waives any right to assert that any such conduct by the Corporation violates any federal or state statute, case law or policy.

(b)If the Corporation reasonably determines that the Executive has breached any provision contained in this Article III, the Corporation shall have no further obligation to make any payment or provide any benefit whatsoever to the Executive pursuant to this Agreement, and may also recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, the Executive consents to the Corporation's right to seek injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Corporation in order to protect the Corporation's rights hereunder. Such relief may include, without limitation, an injunction to prevent: (i) the breach or continuation of Executive's breach; (ii) the Executive from disclosing any trade secrets or Confidential Information (as defined in Section 3.2); (iii) any Competing Business from receiving from the Executive or using any such trade secrets or Confidential Information; and/or (iv) any such Competing Business from retaining or seeking to retain any employees of the Corporation.

3.6The provisions of this Article III shall survive the termination of this Agreement and Executive's Term of employment.

ARTICLE IV
CHANGE IN CONTROL

4.1Change in Control.

(a)Effect of a Change in Control. Notwithstanding anything contained herein to the contrary, if the Executive's employment is terminated within twelve (12) months following a Change in Control (as defined in Section 4.1(b) hereof) during the Term by the Corporation for any reason other than Cause, or by the Executive for Good Reason, then:

(i)Severance. The Corporation shall pay to the Executive, in lieu of any amounts otherwise due to her under Section 2.3(a) hereof, within fifteen (15) days of the Executive's termination of employment, or within the timeframe required by Section 2.3(a)(vi) hereof if applicable, a lump sum amount equal to two (2) times the sum of: (A) the Executive's Base Compensation, as in effect immediately prior to such termination of employment; and (B) the bonus paid to the Executive for the most recently completed fiscal year prior to the fiscal year in which her employment is terminated. Notwithstanding the foregoing, solely to the extent necessary to comply with Section 409A of the Code, a portion of such lump sum payment will not be payable at such time if the duration of the Severance Period that would have otherwise applied under Section 2.3(a)(i) (had a Change in Control not occurred during the twelve-month period prior to such termination of employment) would have extended beyond the end of the second calendar year following the calendar year in which such termination of employment occurs (any such period beyond the end of such second calendar year is the "Extended Severance Payment

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Period").  In addition, such other amounts that otherwise would have been payable to the Executive under Section 2.3(a)(i) had a Change in Control not occurred during the twelve (12) month period prior to such termination of employment, and that would have constituted nonqualified deferred compensation subject to Section 409A of the Code, will also not be included as part of such lump sum payment.  In such event, an amount equal to the aggregate installment payments that would have been payable during the Extended Severance Payment Period, and the amounts described in the preceding sentence, shall be deducted from the amount otherwise payable in a lump sum in accordance with the first sentence hereof. Such deducted amount shall, instead, be payable at the same time that, and in the same manner as, such payments would have been paid if the Executive's employment had been terminated pursuant to Section 2.3(a) hereof rather than within a twelve-month period following a Change in Control.

(ii)Stock Awards. Subject to Section 2.3(a)(vi), the Executive shall immediately become vested in any unvested stock options granted to the Executive by the Corporation prior to the Change in Control and Executive will have six (6) months from the date of termination under this circumstance to exercise all vested options (but in no event later than the expiration date of such options). In addition, subject to Section 2.3(a)(vi), any awards of RPSUs and restricted shares which are unvested shall be deemed vested immediately prior to such Change in Control.

(b)Definition. For purposes hereof, a "Change in Control" shall mean the occurrence of any of the following:

(i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 ("Act")) other than Permitted Holders;

(ii) any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Corporation or any affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Corporation or any affiliate, (III) any acquisition by one or more of the Permitted Holders, or (IV) any acquisition which complies with clauses (A), (B) and (C) of subsection (v) below;

(iii) during any period of twelve (12) consecutive months, Present and/or New Directors cease for any reason to constitute a majority of the Board;

(iv) the Permitted Holders' beneficial ownership of the total voting power of the voting stock of the Corporation falls below 30 percent and either Ralph Lauren is not nominated for a position on the Board of Directors, or he stands for election to the Board of Directors and is not elected;

(v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation

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that requires the approval of the Corporation's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the "Surviving Company"), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the shares of voting stock of the Corporation that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the shares of voting stock of the Corporation were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power was among the holders of the shares of voting stock of the Corporation that were outstanding immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company, or one or more Permitted Holders), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; or

(vi) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

For purposes of this Section 4.1(b), the following terms have the meanings indicated: "Permitted Holders" shall mean, as of the date of determination: (A) any and all of Ralph Lauren, his spouse, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the "Lauren Group"); and (B) any trust established and maintained primarily for the benefit of any member of the Lauren Group and any entity controlled by any member of the Lauren Group. "Present Directors" shall mean individuals who at the beginning of any one year period were members of the Board. "New Directors" shall mean any directors whose election by the Board or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation who, at the time of such vote, were either Present Directors or New Directors but excluding any such individual whose initial assumption of office occurs solely as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
ARTICLE V
MISCELLANEOUS

5.1Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive:	Valerie Hermann

If to the Corporation:	Ralph Lauren Corporation
650 Madison Avenue
New York, New York 10022
Attn: Mitchell A. Kosh
Senior Vice President - Human Resources
Fax: (212) 318-7277
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
5.2Modification or Waiver; Entire Agreement; End of Term. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Corporation. This Agreement, along with any documents incorporated herein by reference, including but not limited to the Offer Letter, constitutes the entire agreement between the parties regarding their employment relationship and supersedes all prior agreements, amendments, promises, covenants, representations or warranties. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous stock award agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Any extensions or renewals of this Agreement must be in writing and must be agreed to by both the Corporation and the Executive. Absent such extensions or renewals, this Agreement and all of its terms and conditions, except for those provisions in Article III as specified therein, shall expire upon the end of the Term. If Executive continues to be employed by the Corporation beyond the Term, such employment shall be "at will."

5.3Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to New York's choice of law rules. In the event of any dispute, the Executive agrees to submit to the jurisdiction of any court sitting in Manhattan in New York State.

5.4No Mitigation or Offset. In the event the Executive's employment with the Corporation terminates for any reason, the Executive shall not be obligated to seek other employment following such termination and there shall be no offset of the payments or benefits set forth herein.

5.5Withholding. All payments required to be made by the Corporation hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts as the Corporation may reasonably determine it should withhold pursuant to any applicable law.

5.6Attorney's Fees. Each party shall bear its own attorney's fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.

5.7No Conflict. Executive represents and warrants that she is not party to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual

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or otherwise, with any other party that in any way restricts or adversely affects her ability to act for the Corporation in all of the respects contemplated hereby, including but not limited to any obligations to comply with any non-compete or non-solicitation provisions.

5.8Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

5.9Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive's death and shall not preclude the legal representative of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's written designee or, if there be no such designee, to the Executive's estate. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Executive, the Executive's heirs and legal representatives and the Corporation and its successors. The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.

5.10Meaning of Signing This Agreement. By signing this Agreement, Executive expressly acknowledges and agrees that (a) she has carefully read it and fully understands what it means; (b) she has been advised in writing to discuss this Agreement with an independent attorney of her own choosing before signing it and has had a reasonable opportunity to confer with her attorney and has discussed and reviewed this Agreement with her attorney prior to executing it and delivering it to the Corporation; (c) she has had answered to her satisfaction any questions she has with regard to the meaning and significance of any of the provisions of this Agreement; and (d) she has agreed to this Agreement knowingly and voluntarily of her own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby.

5.11Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder ("Section 409A"), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section

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409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

Date: January 16, 2014                Date: January 15, 2014

RALPH LAUREN CORPORATION

/s/ Mitchell Kosh	/s/ Valerie Hermann
By: Mitchell Kosh	VALERIE HERMANN
Title: Senior Vice President - Human
Resources

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SCHEDULE A

Abercrombie & Fitch Co.
Ann Taylor Stores Corp.
Brooks Brothers
Burberry Limited
Campagnie Financiere Richemont SA
Chanel S.A.
Coach, Inc.
Crate & Barrel (aka Euromarket Designs, Inc.)
Dillard's Inc.
Dolce & Gabbana
Fifth & Pacific Companies, Inc.
Gap Inc.
Giorgio Armani Corp.
Hermes International
Hudson's Bay Company
Hugo Boss AG
J. Crew Group, Inc.
Jones Apparel Group, Inc.
Limited Brands, Inc.
LVMH Moet Hennessy Louis Vuitton S.A.
Macy's Inc.
Michael Kors, Inc.
Neiman Marcus Group, Inc.
Nordstrom, Inc.
PPR Group
Prada (aka I Pellettieri d'Italia S.P.A.)
PVH Corp.
Saks Inc.
Salvatore Ferragamo Italia S.P.A.
TJX Companies, Inc.
VF Corporation
Williams-Sonoma, Inc.

Exhibit 1

January 15, 2014

Valerie Hermann

Dear Valerie:

We would be very pleased to have you join Ralph Lauren Corporation (the "Company"). This letter is a confirmation of our offer to you to join the Company. The details of this offer are outlined below. As you know, this letter constitutes confirmation of an offer of employment only and is not to be construed in any way as an employment contract. Upon acceptance of this offer we will extend to you an Employment Agreement through June 30, 2017, which will become binding upon your execution.

Title:	President of Ralph Lauren Luxury Collections

Start Date:	April 7, 2014

Reports to:	Ralph Lauren, Chief Executive Officer

Base Salary:	$900,000 annually less all applicable taxes and other deductions. You will regularly receive your pay bi-weekly on Fridays.

Executive Incentive Plan:
You are eligible to participate in the Executive Officer Annual Incentive Plan (EOAIP) for fiscal 2015, which begins March 30, 2014.

Bonus
- Under the EOAIP, you are eligible for a bonus opportunity with a target of 150% of your fiscal year salary earnings.
- Your total bonus opportunity will be based 50% on Division performance and 50% on total Company performance.
- Calculation can flex up or down by -10% to +10% based on achievement of expense management goals.
- The maximum bonus payable (including strategic goal adjustment) is capped at 300% of your fiscal year salary earnings.

(At all times your bonus opportunity will be governed by the terms of the Company's EOAIP and nothing contained herein restricts the Company's rights to alter, amend or terminate the EOAIP at any time, provided that you will continue to receive a comparable annual bonus opportunity.)

Annual Equity Award:
You are also eligible to participate in the Company stock award program. Stock awards are subject to ratification by the Compensation and Organizational Development Committee of the Board of Directors ("the Compensation Committee"). In accordance with the terms of the Company Long-Term Stock Incentive Plan, beginning with fiscal 2015, you will be eligible to receive an annual award with a value of at least $1,000,000. In fiscal 2015, one portion of the award will be granted on or before the last day of the fiscal quarter following your employment start date and the remaining portion of the award will be granted on the same date that annual grants are made to other senior executives, expected in July 2014. Beginning in fiscal 2016, your annual award will be granted on the same date that annual grants are made to other senior executives, normally with a portion of the award in each of April and July but may be earlier or later.

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One-Time Sign-On Awards:
You will receive a cash sign-on bonus of $2,000,000 ("Sign-On Bonus") within thirty (30) days following the Start Date. If you terminate your employment other than for "Good Reason" (as defined in the Employment Agreement), or if the Company terminates your employment for "Cause," (as defined in the Employment Agreement), in each case within 12 months of your Start Date, then you shall repay the Sign-On Bonus to the Company within 30 days of the date of termination of your employment. If you do not repay the Sign-On Bonus within this time period, the Company has the right to immediately recover the Sign-On Bonus from you, as well as any attorneys' fees and other costs incurred in recovering the Sign-On Bonus. For the avoidance of doubt, you shall not be required to return the Sign-On Bonus if the Company terminates your employment without Cause (including by reason of your death or disability) or you terminate your employment with Good Reason.

You will receive a one-time stock award with a value of approximately $2,000,000 to be granted in the form of time-based Restricted Stock Units vesting in three equal installments on the anniversary date of the grant in 2015, 2016 and 2017, subject to continued service to each vesting date, pursuant to the terms of the Plan, and each such vested share shall be settled as soon as practicable but not more than 30 days after the vesting date. The One-Time Stock Award will be granted on or before the last day of the fiscal quarter following your employment start date subject to approval by the Compensation Committee.

For all equity awards, conversion of values will be based on the Company's standard procedure of using the Fair Market Value 10 days before the applicable grant date, as approved by the Compensation Committee.

Vacation:	You are eligible for five (5) weeks of vacation annually.

Benefits:
You are eligible to participate in the Company's medical, dental, life, short and long-term disability insurance programs beginning on the first day of the pay period following thirty (30) days of service. Information regarding Company benefits will be sent to you under separate cover.

Merchandise Discount:	You will receive merchandise discounts applicable to employees of the Company.

Commuter Benefits Program:	Commuter participants will be eligible to participate in a tax-free Commuter Benefit Program to pay for transit passes and tickets.

401(k):
You are eligible to participate in the 401(k) Retirement Savings Plan upon hire. Following completion of 1,000 hours and one (1) year of service you will become eligible to receive the Company match. Information regarding the Company 401(k) plan will be sent to you under separate cover.

Financial Counseling:
You will be eligible for one-on-one financial counseling. You may choose from two organizations designated by the Company to provide this service. The annual fee is paid by the Company but will be treated as imputed income to you.

Fees:
Reasonable, documented legal fees which you incur in order to review and consider this offer will be reimbursed up to a maximum amount of $10,000. In addition, the Company agrees to, promptly upon execution of this letter by you, engage competent counsel and perform all other acts necessary for you to obtain an appropriate visa pursuant to applicable US immigration laws, which shall be solely at the cost of the Company and at no expense to you, except as may be required by law.

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Confidentiality:
By signing this letter below, you confirm that you are not subject in any way to any purported non-competition or non-solicitation obligations or other purported restrictions with any other company that restricts or adversely affects your ability to perform services for the Company, other than pursuant to agreements provided to the Company by you prior the date hereof. You further represent and warrant that: (a) the Company has advised you not to disclose any confidential information or trade secrets belonging to your former employers or to any of their affiliated entities; (b) you have not disclosed any such confidential information or trade secrets to anyone at the Company; and (c) you will not disclose any such confidential information or trade secrets to anyone at the Company at any time during your period of employment with the Company.

Announcement:
Except as may be required by law or regulation, no public announcement, press release or general internal announcement to employees announcing your employment or position with the Company shall be made by either the Company or you prior to the Start Date without our mutual written agreement; it being acknowledged and understood that an announcement by the Company to particular Company employees who the Company reasonably believes need or should know about your employment or position with the Company shall be permitted.

Please feel free to contact me if you have any questions or require additional information.

Best regards,

Mitchell Kosh
Senior Vice President
Human Resources

Agreed to:

/s/ Valerie Hermann	January 15, 2014
Valerie Hermann	Date

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